UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2009

BAKBONE SOFTWARE INCORPORATED

(Exact name of registrant as specified in its charter)

Canada	000-12230	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9540 Towne Center Drive, Suite 100

San Diego, California 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 450-9009

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Effective as of September 16, 2009, Richard Harroch and Richard Frasch were re-elected as directors of the Company by the holders of the Company’s Series A Preferred Shares.

Richard N. Frasch is former Vice President of Business Development and Legal Affairs for GlobiTech Holding Company, a holding company for epitaxial wafering companies headquartered in Texas, where he served from December 2005 through the sale of that company’s main operating subsidiary and the dissolution of the holding company in late 2008. Prior to GlobiTech, Mr. Frasch served as a Managing Director at KLM Capital Group, an international venture capital firm, where he focused on high technology investments in the U.S. and Asia from October 1998 to November 2005. Mr. Frasch has also worked in a variety of executive positions including as a Managing Director and General Counsel of Talegen Holdings, Inc., a group of property and casualty insurance companies previously owned by Xerox Corporation, as well as Pettit & Martin and Chickering & Gregory, two San Francisco-based law firms. Mr. Frasch has a B.A. degree from Claremont Men’s College, where he graduated magna cum laude, and a J.D. degree from the University of California at Berkeley.

Richard Harroch is a Managing Director and the Global Head of Mergers and Acquisitions for VantagePoint Venture Partners, a venture capital fund based in the San Francisco area. Mr. Harroch is also a member of the firm’s Information Technology Group. Prior to joining VantagePoint Venture Partners in 2003, Mr. Harroch was a partner in the corporate department of Orrick, Herrington & Sutcliffe LLP, an international law firm. Mr. Harroch serves on the board of directors of a number of VantagePoint’s private technology and internet investments. Mr. Harroch has a B.A. from the University of California at Berkeley, and a J.D. from the University of California at Los Angeles Law School, where he was the Managing Editor of the UCLA Law Review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKBONE SOFTWARE INCORPORATED

September 22, 2009	By:	/s/ Steve Martin
Steve Martin
Senior Vice President, Chief Financial Officer